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                                    Form of

                             SCHEDULE J FEE SCHEDULE
                              SEI TAX EXEMPT TRUST

                    MASSACHUSETTS TAX FREE MONEY MARKET FUND
                                DECEMBER 29, 2000

The Manager will be paid a fee which is calculated daily and paid monthly at an annual rate of XX.X% of the Fund's average daily net assets.